Pricing Supplement No. 151 (To Product Supplement No. EQUITY INDICES LIRN-1 dated April 25, 2019, Prospectus Supplement dated May 18, 2018 and Prospectus dated April 5, 2019)	Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-221324 and 333-221324-01
1,058,919 Units $10 principal amount per unit CUSIP No. 95002W859	Pricing Date Settlement Date Maturity Date	September 26, 2019 October 3, 2019 September 24, 2021

Wells Fargo Finance LLC Leveraged Index Return Notes® Linked to an International Equity Index Basket Fully and Unconditionally Guaranteed by Wells Fargo & Company
■	1-to-1 downside exposure to decreases in the Basket beyond a 10% decline, with up to 90% of your principal at risk
■	Maturity of approximately two years
■	135.70% leveraged upside exposure to increases in the Basket
■	The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index, and the Hang Seng® Index. The EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index was given an initial weight of 7.50% and the Hang Seng® Index was given an initial weight of 5.00%
■	All payments occur at maturity and are subject to credit risk; if Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment
■	No periodic interest payments or dividends
■	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.075 per unit. See “Structuring the Notes”
■	Limited secondary market liquidity, with no exchange listing; intended to be held to maturity
■	The notes are the unsecured obligations of Wells Fargo Finance LLC. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency

The notes are being issued by Wells Fargo Finance LLC and are fully and unconditionally guaranteed by Wells Fargo & Company. The notes have complex features and investing in the notes involves risks not associated with an investment in conventional debt securities. See “Risk Factors” beginning on page TS-7 of this term sheet and beginning on page PS-7 of product supplement EQUITY INDICES LIRN-1.

The initial estimated value of the notes as of the pricing date is $9.71 per unit, which is less than the public offering price listed below. The initial estimated value of the notes was determined for us as of the date of this term sheet by Wells Fargo Securities, LLC using its proprietary pricing models. The actual value of your notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-33 of this term sheet for additional information.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these securities or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$ 10,589,190.00
Underwriting discount	$ 0.20	$ 211,783.80
Proceeds, before expenses, to Wells Fargo Finance LLC	$ 9.80	$ 10,377,406.20

The notes and the related guarantee:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Merrill Lynch

September 26, 2019

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Summary

The Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021 (the “notes”) are our senior unsecured debt securities. All payments on the notes are fully and unconditionally guaranteed by Wells Fargo & Company. The notes and the related guarantee are not savings accounts, deposits or other obligations of a depository institution and are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund or any other governmental agency. The notes will rank equally with all of our other unsecured and unsubordinated debt. The guarantee of the notes will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Any payments due on the notes, including any repayment of principal, will be subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

The notes provide you a leveraged return if the Ending Value of the Market Measure, which is the international equity index basket described below (the “Basket”), is greater than its Starting Value. If the Ending Value is equal to or less than the Starting Value but greater than or equal to the Threshold Value, you will receive the principal amount of your notes. If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our and the Guarantor’s credit risk. See “Terms of the Notes” and “The Basket” below.

The Basket is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P/ASX 200 Index and the Hang Seng® Index (each, a “Basket Component”). On the pricing date, the EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P/ASX 200 Index was given an initial weight of 7.50% and the Hang Seng® Index was given an initial weight of 5.00%.

The public offering price of each note of $10 includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type.

The costs related to selling, structuring, hedging and issuing the notes include (a) the underwriting discount, (b) the projected profit that our hedge counterparty (which may be Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”), BofAS or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and (c) hedging and other costs relating to the offering of the notes.

Our funding considerations take into account the higher issuance, operational and ongoing management costs of market-linked debt such as the notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in “Risk Factors—The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers” below and is used in determining the estimated value of the notes.

If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher. The initial estimated value of the notes as of the pricing date is set forth on the cover page of this term sheet.

Our affiliate, Wells Fargo Securities, LLC (“WFS”), calculated the initial estimated value of the notes set forth on the cover page of this term sheet, based on its proprietary pricing models. Based on WFS’s proprietary pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” on page TS-33 of this term sheet.

Leveraged Index Return Notes®	TS-2

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Terms of the Notes		Redemption Amount Determination
Issuer:	Wells Fargo Finance LLC	On the maturity date, you will receive a cash payment per unit determined as follows:
Guarantor:	Wells Fargo & Company
Principal Amount:	$10.00 per unit
Term:	Approximately two years
Market Measure:	An international equity index basket comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P/ASX 200 Index (Bloomberg symbol: “AS51”) and the Hang Seng® Index (Bloomberg symbol: “HSI”). Each Basket Component is a price return index.
Starting Value:	100.00
Ending Value:	The average of the values of the Market Measure on each calculation day occurring during the Maturity Valuation Period, calculated as specified in “The Basket” on page TS-10 and “Description of LIRNs—Basket Market Measures” beginning on page PS-23 of product supplement EQUITY INDICES LIRN-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-25 of product supplement EQUITY INDICES LIRN-1.
Threshold Value:	90.00 (90% of the Starting Value).
Participation Rate:	135.70%
Maturity Valuation Period:	September 10, 2021, September 13, 2021, September 14, 2021, September 15, 2021 and September 16, 2021
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.075 per unit. See “Structuring the Notes” on page TS-33.
Joint Calculation Agents:	WFS and BofA Securities, Inc. (“BofAS”), acting jointly.

Leveraged Index Return Notes®	TS-3

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The terms and risks of the notes are contained in this term sheet and in the following:

■	Product supplement EQUITY INDICES LIRN-1 dated April 25, 2019: https://www.sec.gov/Archives/edgar/data/72971/000138713119002921/wfclirn1-424b2_042519.htm
■	Prospectus supplement dated May 18, 2018: https://www.sec.gov/Archives/edgar/data/72971/000119312518167593/d523952d424b2.htm
■	Prospectus dated April 5, 2019: https://www.sec.gov/Archives/edgar/data/72971/000138713119002551/wfc-424b2_040519.htm

When you read the accompanying prospectus supplement, note that all references in such supplement to the prospectus dated April 27, 2018, or to any sections therein, should refer instead to the accompanying prospectus dated April 5, 2019 or to the corresponding sections of such prospectus, as applicable.

As a result of the completion of the reorganization of Bank of America’s U.S. broker-dealer business, references to MLPF&S in the accompanying product supplement EQUITY INDICES LIRN-1, as such references relate to MLPF&S’s institutional services, should now be read as references to BofAS.

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from MLPF&S or BofAS by calling 1-800-294-1322. Before you invest, you should read the Note Prospectus, together with this term sheet, for information about us, the Guarantor and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY INDICES LIRN-1. When we refer to “we,” “us” or “our” in this document, we refer only to Wells Fargo Finance LLC and not to any of its affiliates, including Wells Fargo & Company.

“Leveraged Index Return Notes®” and “LIRNs®” are registered service marks of Bank of America Corporation, the parent company of MLPF&S.

Investor Considerations

You may wish to consider an investment in the notes if:

■	You anticipate that the value of the Basket will increase from the Starting Value to the Ending Value.
■	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.
■	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.
■	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.
■	You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our and the Guarantor’s actual and perceived creditworthiness, our assumed rate used to determine the economic terms of the notes and fees and charges on the notes.
■	You are willing to assume our credit risk, as issuer of the notes, and the Guarantor’s credit risk, as guarantor of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

■	You believe that the value of the Basket will decrease from the Starting Value to the Ending Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.
■	You seek 100% principal repayment or preservation of capital.
■	You seek interest payments or other current income on your investment.
■	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.
■	You seek an investment for which there will be a liquid secondary market or you are unwilling to hold the notes to maturity.
■	You are unwilling to accept the credit risk of Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, or unwilling to obtain exposure to the Basket through an investment in the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Leveraged Index Return Notes®	TS-4

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Hypothetical Payout Profile

Leveraged Index Return Notes®

This graph reflects the returns on the notes, based on the Threshold Value of 90% of the Starting Value and the Participation Rate of 135.70%. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.
See below table for a further illustration of the range of hypothetical payments at maturity.

Hypothetical Payments at Maturity

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100, the Threshold Value of 90, the Participation Rate of 135.70%, a hypothetical public offering price of $10.00 per unit and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value, the actual price you pay for the notes and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to credit risk. If Wells Fargo Finance LLC, as issuer, and Wells Fargo & Company, as guarantor, default on their obligations, you could lose some or all of your investment.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.0000	-90.000%
50.00	-50.00%	$6.0000	-40.000%
60.00	-40.00%	$7.0000	-30.000%
70.00	-30.00%	$8.0000	-20.000%
80.00	-20.00%	$9.0000	-10.000%
90.00(1)	-10.00%	$10.0000	0.000%
95.00	-5.00%	$10.0000	0.000%
98.00	-2.00%	$10.0000	0.000%
100.00(2)	0.00%	$10.0000	0.000%
102.00	2.00%	$10.2714	2.714%
105.00	5.00%	$10.6785	6.785%
110.00	10.00%	$11.3570	13.570%
120.00	20.00%	$12.7140	27.140%
130.00	30.00%	$14.0710	40.710%
140.00	40.00%	$15.4280	54.280%
150.00	50.00%	$16.7850	67.850%
160.00	60.00%	$18.1420	81.420%

(1)	The Threshold Value was set to 90.00 on the pricing date.
(2)	The Starting Value was set to 100.00 on the pricing date.

Leveraged Index Return Notes®	TS-5

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
= $6.00 Redemption Amount per unit
Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 95.00
Redemption Amount (per unit) = $10.00, the principal amount, since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value.

Example 3
The Ending Value is 120.00, or 120.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 120.00
= $12.7140 Redemption Amount per unit

Leveraged Index Return Notes®	TS-6

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-7 of product supplement EQUITY INDICES LIRN-1 identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

■	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal. As a result, even if the value of the Basket has increased at certain times during the term of the notes, if the Ending Value is less than the Threshold Value, you will receive less than, and possibly lose a significant portion of, your principal amount.
■	Your return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity. There will be no periodic interest payments on notes as there would be on a conventional fixed-rate or floating-rate debt security having the same maturity.
■	Your investment return may be less than a comparable investment directly in the stocks included in the Basket Components.
■	The notes are subject to credit risk. The notes are our obligations, are fully and unconditionally guaranteed by the Guarantor and are not, either directly or indirectly, an obligation of any other third party. Any amounts payable under the notes are subject to creditworthiness, and you will have no ability to pursue any securities included in the Basket Components for payment. As a result, our and the Guarantor’s actual and perceived creditworthiness may affect the value of the notes and, in the event we and the Guarantor were to default on the obligations under the notes and the guarantee, you may not receive any amounts owed to you under the terms of the notes.
■	As a finance subsidiary, we have no independent operations and will have no independent assets. As a finance subsidiary, we have no independent operations beyond the issuance and administration of our securities and will have no independent assets available for distributions to the holders of our securities, including the notes, if they make claims in respect of such securities in a bankruptcy, resolution or similar proceeding. Accordingly, any recoveries by such holders will be limited to those available under the related guarantee by the Guarantor and that guarantee will rank pari passu with all other unsecured, unsubordinated obligations of the Guarantor. Holders will have recourse only to a single claim against the Guarantor and its assets under the guarantee. Holders of the notes should accordingly assume that in any such proceedings they would not have any priority over and should be treated pari passu with the claims of other unsecured, unsubordinated creditors of the Guarantor, including holders of unsecured, unsubordinated debt securities issued by the Guarantor.
■	Holders of the notes have limited rights of acceleration.
■	Holders of the notes could be at greater risk for being structurally subordinated if either we or the Guarantor convey, transfer or lease all or substantially all of our or its assets to one or more of the Guarantor’s subsidiaries.
■	The notes will not have the benefit of any cross-default or cross-acceleration with other indebtedness of the Guarantor; events of bankruptcy, insolvency, receivership or liquidation relating to the Guarantor and failure by the Guarantor to perform any of its covenants or warranties (other than a payment default under the guarantee) will not constitute an event of default with respect to the notes.
■	The estimated value of the notes is determined by our affiliate’s pricing models, which may differ from those of MLPF&S, BofAS or other dealers. The estimated value of the notes was determined for us by WFS using its proprietary pricing models and related market inputs and assumptions. Based on these pricing models and related market inputs and assumptions, WFS determined an estimated value for the notes by estimating the value of the combination of hypothetical financial instruments that would replicate the payout on the notes, which combination consists of a non-interest bearing, fixed-income bond (the “debt component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”).

The estimated value of the debt component is based on an internal funding rate that reflects, among other things, our and our affiliates’ view of the funding value of the notes. This rate is used for purposes of determining the estimated value of the notes since we expect secondary market prices, if any, for the notes that are provided by WFS or any of its affiliates to generally reflect such rate. WFS determined the estimated value of the notes based on this internal funding rate, rather than the assumed rate that we use to determine the economic terms of the notes, for the same reason. WFS calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the derivative instruments that constitute the derivative component based on various inputs, including, but not limited to, the performance of the Basket; interest rates; volatility of the Basket Components; correlation among the Basket Components; volatility of currency exchange rates; correlation between currency exchange rates and the Basket Components; the time remaining to maturity; and dividend yields on the securities included in the Basket Components. These inputs may be market-observable or may be based on assumptions made by WFS in its discretion.

The estimated value of the notes is not an independent third-party valuation and certain inputs to these models may be determined by WFS in its discretion. WFS’s views on these inputs may differ from those of MLPF&S, BofAS and other dealers, and WFS’s estimated value of the notes may be higher, and perhaps materially higher, than the estimated value of the notes that would be determined by MLPF&S, BofAS or other dealers in the market. WFS’s models and its inputs and related assumptions may prove to be wrong and therefore not an accurate reflection of the value of the notes.

Leveraged Index Return Notes®	TS-7

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021
■	The estimated value of the notes on the pricing date, based on WFS’s proprietary pricing models, is less than the public offering price. The public offering price of the notes includes certain costs that are borne by you. Because of these costs, the estimated value of the notes on the pricing date is less than the public offering price. The costs included in the public offering price relate to selling, structuring, hedging and issuing the notes, as well as to our funding considerations for debt of this type. The costs related to selling, structuring, hedging and issuing the notes include the underwriting discount, the projected profit that our hedge counterparty (which may be MLPF&S, BofAS or one of its affiliates) expects to realize for assuming risks inherent in hedging our obligations under the notes and hedging and other costs relating to the offering of the notes. Our funding considerations are reflected in the fact that we determine the economic terms of the notes based on an assumed rate that is generally lower than our internal funding rate, which is described in the preceding risk factor. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the assumed funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.
■	The public offering price you pay for the notes exceeds the initial estimated value. If you attempt to sell the notes prior to maturity, their market value may be lower than the price you paid for them and lower than the initial estimated value. This is due to, among other things, the assumed rate used to determine the economic terms of the notes, and the inclusion in the public offering price of the underwriting discount and the estimated cost of hedging our obligations under the notes (which includes a hedging related charge), as further described in “Structuring the Notes” on page TS-33. These factors, together with customary bid ask spreads, other transaction costs and various credit, market and economic factors over the term of the notes, including changes in the value of the Basket, are expected to reduce the price at which you may be able to sell the notes in any secondary market and will affect the value of the notes in complex and unpredictable ways.
■	The initial estimated value does not represent the price at which we, the Guarantor, MLPF&S, BofAS or any of our respective affiliates would be willing to purchase your notes in any secondary market (if any exists) at any time. The value of your notes at any time after issuance will vary based on many factors that cannot be predicted with accuracy, including the performance of the Basket, our creditworthiness and the Guarantor’s creditworthiness and changes in market conditions. BofAS has advised us that any repurchases by them or their affiliates are expected to be made at prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups. If you sell your notes to a dealer other than MLPF&S or BofAS in a secondary market transaction, the dealer may impose its own discount or commission.
■	The notes will be not listed on any securities exchange or quotation system and a trading market is not expected to develop for the notes. None of us, the Guarantor, MLPF&S, BofAS or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in the secondary market. If a secondary market does exist, it may be limited, which may affect the price you receive upon any sale. Consequently, you should be willing to hold the notes until the maturity date.
■	If you attempt to sell the notes prior to maturity, their market value, if any, will be affected by various factors that interrelate in complex ways, and their market value may be less than the principal amount. The following factors are expected to affect the value of the notes: value of the Basket at such time; volatility of the Basket Components; economic and other conditions generally; interest rates; dividend yields; exchange rate movements and volatility; our and the Guarantor’s creditworthiness; and time to maturity.
■	Trading, hedging and other business activities of the Guarantor and any of our other affiliates, and those of MLPF&S or BofAS or one or more of its affiliates, may affect your return on the notes and their market value and create conflicts of interest with you. The Guarantor and any of our other affiliates’ business, hedging and trading activities, and those of MLPF&S or BofAS or its affiliates (including trading in shares of companies included in the Basket Components), and any hedging and trading activities the Guarantor and any of our other affiliates or MLPF&S or BofAS or its affiliates engage in for their clients’ accounts, may adversely affect the value of the Basket and, therefore, adversely affect the market value of and return on the notes and may create conflicts of interest with you. The Guarantor and any of our other affiliates or MLPF&S or BofAS and its affiliates may also publish research reports on any Basket Components or one of the companies included in a Basket Component, which may be inconsistent with an investment in the notes and may adversely affect the value of the Basket. For more information about the hedging arrangements related to the notes, see “Structuring the Notes” on page TS-33.
■	Changes in the level of one of the Basket Components may be offset by changes in the levels of the other Basket Components. Due to the different Initial Component Weights, changes in the levels of some Basket Components will have a more substantial impact on the value of the Basket than similar changes in the levels of the other Basket Components.
■	You must rely on your own evaluation of the merits of an investment linked to the Basket.
■	The index sponsors may adjust their respective Basket Components in a way that affects their levels, and have no obligation to consider your interests.
■	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.
■	While the Guarantor or our other affiliates and MLPF&S, BofAS or its affiliates may from time to time own securities of companies included in the Basket Components, we, the Guarantor, MLPF&S, BofAS and our and their respective affiliates do not control any company included in the Basket Components, and have not verified any disclosure made by any company.

Leveraged Index Return Notes®	TS-8

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

■	Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.
■	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. As joint calculation agents, WFS and BofAS will determine the level of any Basket Component and make any other determination necessary to calculate any payments on the notes. In making these determinations, WFS and BofAS may be required to make discretionary judgments that may adversely affect any payments on the notes. See the sections entitled “Description of LIRNs—Market Disruption Events,” “—Adjustments to an Index,” and “—Discontinuance of an Index” in the accompanying product supplement.
■	The U.S. federal tax consequences of the notes are uncertain, and may be adverse to a holder of the notes. See “United States Federal Income Tax Considerations” below, “Risk Factors—General Risks Relating to LIRNs—The U.S. federal tax consequences of an investment in the LIRNs are unclear” beginning on page PS-14 of product supplement EQUITY INDICES LIRN-1 and “United States Federal Tax Considerations” beginning on page PS-31 of product supplement EQUITY INDICES LIRN-1.

Other Terms of the Notes

Market Measure Business Day

The following definition shall supersede and replace the definition of a “Market Measure Business Day” set forth in product supplement EQUITY INDICES LIRN-1.

A “Market Measure Business Day” means a day on which:

(A)	each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Stock Exchange of Hong Kong (as to the Hang Seng® Index) (or any successor to the foregoing exchanges) are open for trading; and
(B)	the Basket Components or any successors thereto are calculated and published.

Leveraged Index Return Notes®	TS-9

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the levels of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of LIRNs—Basket Market Measures” beginning on page PS-23 of product supplement EQUITY INDICES LIRN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	3,532.18	0.01132445	40.00
FTSE® 100 Index	UKX	20.00%	7,351.08	0.00272069	20.00
Nikkei Stock Average Index	NKY	20.00%	22,048.24	0.00090710	20.00
Swiss Market Index	SMI	7.50%	10,010.71	0.00074920	7.50
S&P/ASX 200 Index	AS51	7.50%	6,677.581	0.00112316	7.50
Hang Seng® Index	HSI	5.00%	26,041.93	0.00019200	5.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.
(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The calculation agents will calculate the value of the Basket by summing the products of the closing level for each Basket Component on each calculation day during the Maturity Valuation Period and the Component Ratio applicable to such Basket Component. If a Market Disruption Event occurs as to any Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of LIRNs—Basket Market Measures—Ending Value of the Basket” beginning on page PS-24 of product supplement EQUITY INDICES LIRN-1.

Leveraged Index Return Notes®	TS-10

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical performance of the Basket from January 1, 2009 through September 26, 2019. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing levels of the Basket Components as of December 31, 2008, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

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Leveraged Index Return Notes®	TS-11

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The Basket Components

All disclosures contained in this term sheet regarding the Basket Components, including, without limitation, their make-up, method of calculation, and changes in their components, have been derived from publicly available sources. That information reflects the policies of, and is subject to change by, the applicable index sponsor. The consequences of an index sponsor discontinuing publication of a Basket Component are discussed in the section entitled “Description of LIRNs—Discontinuance of an Index” on page PS-22 of product supplement EQUITY INDICES LIRN-1. None of us, the Guarantor, the calculation agents, MLPF&S, or BofAS has independently verified the accuracy or completeness of any information with respect to any Basket Component in connection with the notes, nor accepts any responsibility for the calculation, maintenance or publication of any Basket Component or any successor index.

In addition, information about the Basket Components may be obtained from other sources including, but not limited to, the applicable index sponsor’s website (including information regarding top ten constituents and their respective weightings, sector weightings and country weights). We are not incorporating by reference into this term sheet any index sponsor’s website or any material it includes. None of us, the Guarantor or the agent makes any representation that such publicly available information regarding any Basket Component is accurate or complete.

The EURO STOXX 50® Index

The EURO STOXX 50® Index (the “SX5E Index”) is calculated, maintained and published by STOXX Limited (“STOXX”), the index sponsor, a wholly owned subsidiary of Deutsche Börse AG. Publication of the SX5E Index began on February 26, 1998, based on an initial index value of 1,000 on December 31, 1991. The SX5E Index is published in The Wall Street Journal and disseminated on STOXX’s website.

The SX5E Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Index Composition

The SX5E Index is composed of 50 component stocks of market sector leaders in terms of free-float market capitalization from within the EURO STOXX Supersector indexes, which includes stocks selected from 11 Eurozone countries: Austria, Belgium, Finland, France, Germany, Ireland, Italy, Luxembourg, the Netherlands, Portugal and Spain. At any given time, some eligible countries may not be represented in the SX5E Index. The component stocks have a high degree of liquidity and represent the largest companies across all supersectors as defined by the Industry Classification Benchmark.

Component Selection. The composition of the SX5E Index is reviewed by STOXX annually in September. Within each of the 19 EURO STOXX Supersector indexes, the respective index component stocks are ranked by free-float market capitalization. The largest stocks are added to the selection list until the coverage is close to, but still less than, 60% of the free-float market capitalization of the corresponding EURO STOXX Total Market Index Supersector Index. If the next highest-ranked stock brings the coverage closer to 60% in absolute terms, then it is also added to the selection list. All remaining stocks that are current SX5E Index components are then added to the selection list. The stocks on the selection list are then ranked by free-float market capitalization. The 40 largest stocks on the selection list are chosen as index components. The remaining 10 stocks are then selected from the largest current stocks ranked between 41 and 60. If the number of index components is still below 50, then the largest remaining stocks on the selection list are added until the SX5E Index contains 50 stocks.

Ongoing Maintenance of Component Stocks

The component stocks of the SX5E Index are monitored on an ongoing monthly basis for deletion and quarterly basis for addition. Changes to the composition of the SX5E Index due to corporate actions (including mergers and takeovers, spin-offs, sector changes and bankruptcy) are announced immediately, implemented two trading days later and become effective on the next trading day after implementation.

Leveraged Index Return Notes®	TS-12

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The component stocks of the SX5E Index are subject to a “fast exit” rule. A component stock is deleted if it ranks 75 or below on the monthly selection list and it ranked 75 or below on the selection list of the previous month. The highest-ranked non-component stock will replace the exiting component stock. The SX5E Index is also subject to a “fast entry” rule. All stocks on the latest selection lists and initial public offering (IPO) stocks are reviewed for a fast-track addition on a quarterly basis. A stock is added if it qualifies for the latest blue-chip selection list generated at the end of February, May, August or November and if it ranks within the lower buffer (between 1 and 25) on the selection list. If added, the stock replaces the smallest component stock.

A deleted stock is replaced immediately to maintain the fixed number of stocks. The replacement is based on the latest monthly selection list. In the case of a merger or takeover where a component stock is involved, the original component stock is replaced by the new component stock. In the case of a spin-off, if the original stock was a component stock, then each spin-off stock qualifies for addition if it lies within the lower buffer (between 1 and 40) on the latest selection list. The largest qualifying spin-off stock replaces the original component stock, while the next qualifying spin-off stock replaces the lowest ranked component stock and likewise for other qualifying spin-off stocks.

The free float factors and outstanding number of shares for each component stock that STOXX uses to calculate the SX5E Index, as described below, are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review. Certain extraordinary adjustments to the free float factors and/or the number of outstanding shares are implemented and made effective more quickly. The timing depends on the magnitude of the change. Each component’s weight is capped at 10% of the SX5E Index’s total free float market capitalization. The free float factor reduces the component stock’s number of shares to the actual amount available on the market. All holdings that are larger than five percent of the total outstanding number of shares and held on a long-term basis are excluded from the index calculation (including, but not limited to, stock owned by the company itself, stock owned by governments, stock owned by certain individuals or families, and restricted shares).

Calculation of the SX5E Index

The SX5E Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the SX5E Index value can be expressed as follows:

Index =	Free-float market capitalization of the SX5E Index
Divisor

The “free-float market capitalization of the SX5E Index” is equal to the sum of the products of the closing price, the number of shares, the free float factor and the weighting cap factor for each component stock as of the time the SX5E Index is being calculated. The component stocks trade in euros and thus, no currency conversion is required. The cap factor limits the weight of a component within the SX5E Index to a maximum of 10%.

The SX5E Index is also subject to a divisor, which is adjusted to maintain the continuity of the SX5E Index values across changes due to corporate actions. The following is a summary of the adjustments to any component stock made for corporate actions and the effect of such adjustment on the divisor, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

(1)

Special cash dividend

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution.

Adjusted price = closing price – dividend announced by the company * (1 – withholding tax, if applicable)

Divisor: decreases

(2)	Split and reverse split: Adjusted price = closing price * A/B New number of shares = old number of shares * B/A Divisor: no change
(3)	Rights offering: Adjusted price = (closing price * A + subscription price * B) / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: increases
(4)	Stock dividend: Adjusted price = closing price * A / (A + B) New number of shares = old number of shares * (A + B) / A Divisor: no change
(5)	Stock dividend from treasury stock (if treated as extraordinary dividend): Adjusted close = close – close * B / (A + B) Divisor: decreases
Leveraged Index Return Notes®	TS-13

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

(6)	Stock dividend of another company: Adjusted price = (closing price * A - price of other company * B) / A Divisor: decreases
(7)	Return of capital and share consolidation:
Adjusted price = (closing price – capital return announced by company * (1 – withholding tax)) * A / B
New number of shares = old number of shares * B / A
Divisor: decreases
(8)	Repurchase shares / self tender:
Adjusted price = ((price before tender * old number of shares) – (tender price * number of tendered shares)) / (old number of shares – number of tendered shares)
New number of shares = old number of shares – number of tendered shares
Divisor: decreases
(9)	Spin-off: Adjusted price = (closing price * A - price of spin-off shares B) / A Divisor: decreases
(10)	Combination stock distribution (dividend or split) and rights offering: For this corporate action, the following additional assumptions apply:
•	Shareholders receive B new shares from the distribution and C new shares from the rights offering for every A shares held
•	If A is not equal to one, all the following “new number of shares” formulas need to be divided by A:
o	If rights are applicable after stock distribution (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C * (1 + B / A)) /
((A + B) * (1 + C / A))
New number of shares = old number of shares * ((A + B) * (1 + C / A)) / A
Divisor: increases
o	If stock distribution is applicable after rights (one action applicable to another):
Adjusted price = (closing price * A + subscription price * C) / ((A + C) * (1 + B / A))
New number of shares = old number of shares * ((A + C) * (1 + B / A))
Divisor: increases
o	Stock distribution and rights (neither action is applicable to the other):
Adjusted price = (closing price * A + subscription price * C) / (A + B + C)
New number of shares = old number of shares * (A + B + C) / A
Divisor: increases
(11)	Addition / deletion of a company: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.
(12)	Free Float and shares changes: No price adjustments are made. The net change in market capitalization determines the divisor adjustment.

Leveraged Index Return Notes®	TS-14

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The following graph shows the daily historical performance of the SX5E Index in the period from January 1, 2009 through September 26, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SX5E Index was 3,532.18.

Historical Performance of the SX5E Index

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This historical data on the SX5E Index is not necessarily indicative of the future performance of the SX5E Index or what the value of the notes may be. Any historical upward or downward trend in the level of the SX5E Index during any period set forth above is not an indication that the level of the SX5E Index is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

STOXX Limited (“STOXX”) and its licensors (the “Licensors”) have no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks to Wells Fargo & Company, our parent company, for use in connection with the notes.

STOXX and its Licensors do not: (i) Sponsor, endorse, sell or promote the notes; (ii) recommend that any person invest in the notes; (iii) have any responsibility or liability for or make any decisions about the timing, amount or pricing of the notes; (iv) have any responsibility or liability for the administration, management or marketing of the notes; (v) Consider the needs of the notes or the owners of the notes in determining, composing or calculating the EURO STOXX 50® Index or have any obligation to do so.

STOXX and its Licensors will not have any liability in connection with the notes. Specifically, STOXX and its Licensors do not make any warranty, express or implied, and disclaim any and all warranty about: the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the EURO STOXX 50® Index; the accuracy or completeness of the EURO STOXX 50® Index and its data; the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data.

STOXX and its Licensors will have no liability for any errors, omissions or interruptions in the EURO STOXX 50® Index or its data. Under no circumstances will STOXX or its Licensors be liable for any lost profits or indirect, punitive, special or consequential damages or losses, even if STOXX or its Licensors knows that they might occur.

The licensing agreement between Wells Fargo & Company and STOXX is solely for their benefit and not for the benefit of the owners of the notes or any other third parties.

Leveraged Index Return Notes®	TS-15

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The FTSE® 100 Index

The FTSE® 100 Index (the “UKX Index”) is an index calculated, published and disseminated by FTSE Russell (“FTSE”), the index sponsor, a wholly owned subsidiary of London Stock Exchange Group plc (the “LSEG”). The UKX Index measures the composite price performance of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange (the “LSE”). Publication of the UKX Index began in January 1984.

The UKX Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Composition of the UKX Index

The 100 stocks included in the UKX Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks trading on the LSE that were selected by excluding certain stocks that have low liquidity, public float accuracy, and reliability of prices, or size or have limited voting right by unrestricted shareholders or foreign ownership restrictions. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. Where there are multiple lines of listed equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e. before the application of any investability weightings) is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects. A list of the issuers of the FTSE Underlying Stocks is available from FTSE.

Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. Companies already included in the UKX Index have a five-year grandfathering period to comply or they will be removed from the UKX Index in September 2022.

The UKX Index is overseen and reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Index Steering Committee”) in order to maintain continuity in the level. The Index Steering Committee undertakes the reviews of the UKX Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the UKX Index. The UKX Index is reviewed on a quarterly basis in March, June, September and December. Each review is based on data from the close of business on the Tuesday before the first Friday of the review month. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e. effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules that provide generally for the removal and replacement of a stock from the UKX Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the UKX Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. A constant number of constituents will be maintained for the UKX Index. Where a greater number of companies qualify to be inserted in the index than those qualifying to be deleted, the lowest ranking constituents presently included in the index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest ranking companies which are presently not included in the index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the UKX Index but do not pass the liquidity test are excluded. They will remain ineligible until the next annual review in June when they will be re-tested against all eligibility screens.

Calculation of the UKX Index

The UKX Index is an arithmetic weighted index where the weights are the market capitalization of each company. The index is calculated by summing the free float adjusted market values (or capitalizations) of all companies within the index divided by the divisor. On the base date, the divisor is calculated as the sum of the market capitalizations of the index constituents divided by the initial index value of 1,000. The divisor is subsequently adjusted for any capital changes in the index constituents. In order to prevent discontinuities in the index in the event of a corporate action or change in constituents, it is necessary to make an adjustment to the prices used to calculate the index to ensure that the change in index between two consecutive dates reflects only market movements rather than including change due to the impact of corporate actions or constituent changes. This ensures that the index values remain comparable over time and that changes in the index level properly reflect the change in value of a portfolio of index constituents with weights the same as in the index.

Leveraged Index Return Notes®	TS-16

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The following graph shows the daily historical performance of the UKX Index in the period from January 1, 2009 through September 26, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the UKX Index was 7,351.08.

Historical Performance of the UKX Index

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This historical data on the UKX Index is not necessarily indicative of the future performance of the UKX Index or what the value of the notes may be. Any historical upward or downward trend in the level of the UKX Index during any period set forth above is not an indication that the level of the UKX Index is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

Wells Fargo & Company, our parent company, and FTSE have entered into a non-transferable, non-exclusive license agreement providing for the license to Wells Fargo & Company and certain of its affiliated or subsidiary companies (including us), in exchange for a fee, of the right to use the FTSE® 100 Index in connection with the issuance of the notes.

The license agreement between Wells Fargo & Company and FTSE provides that the following language must be stated in this term sheet:

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE INTERNATIONAL LIMITED OR BY THE LONDON STOCK EXCHANGE Group companies AND NEITHER FTSE, THE lse MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE® 100 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. FTSe® 100 INDEX IS COMPILED AND CALCULATED BY FTSE. HOWEVER, NEITHER FTSE NOR THE lse SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100® INDEX AND NEITHER FTSE NOR THE lse SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

Leveraged Index Return Notes®	TS-17

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The Nikkei Stock Average Index

The Nikkei Stock Average Index, also known as the Nikkei 225 Index, (the “NKY Index”) is a stock index that measures the composite price performance of selected Japanese stocks. The NKY Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of exchange-traded funds, real estate investment trusts, preferred stock or other preferred securities or tracking stocks, are excluded from the NKY Index. The index sponsor of the NKY Index is Nikkei Inc.

All 225 Nikkei Underlying Stocks are stocks listed in the First Section of the TSE. Stocks listed in the First Section of the TSE are among the most actively traded stocks on the TSE. Nikkei Inc. rules require that the 75 most liquid issues (one-third of the component count of the NKY Index) be included in the NKY Index. Nikkei Inc. first calculated and published the NKY Index in 1970.

The NKY Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Rules of the Periodic Review

Nikkei Underlying Stocks are reviewed annually (the “periodic review”) in accordance with the following rules, and results of the review are applied on the first trading day in October. Results of the review become effective on the first trading day of October, and there is no limit to the number of Nikkei Underlying Stocks that can be affected. Stocks selected by the procedures outlined below are presented as candidates to a committee comprised of academics and market professionals for comment; based on comments from the committee, Nikkei Inc. determines and announces any changes to the Nikkei Underlying Stocks.

High Liquidity Group

The top 450 most liquid stocks are chosen from the TSE First Section. For purposes of this selection, liquidity is measured by (i) trading volume in the preceding 5-year period and (ii) the magnitude of price fluctuation by volume in the preceding 5-year period. These 450 stocks constitute the “High Liquidity Group” for the review. Those Nikkei Underlying Stocks that are not in the High Liquidity Group are removed. Those stocks that are not currently Nikkei Underlying Stocks but that are in the top 75 of the High Liquidity Group are added.

Sector Balance

The High Liquidity Group is then categorized into the following six sectors: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles & Auto Parts, Precision Instruments and Telecommunications;
•	Financials — Banks, Other Financial Services, Securities and Insurance;
•	Consumer Goods — Fishery, Food, Retail and Services;
•	Materials — Mining, Textiles & Apparel, Paper & Pulp, Chemicals, Petroleum, Rubber, Ceramics, Steel, Nonferrous Metals and Trading Companies;
•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing and Real Estate; and
•	Transportation/Utilities — Railway & Transport, Marine Transport, Air Transport, Warehousing, Electric Power and Gas.

The “appropriate number” of constituents for each sector is defined to be half the number of stocks in that sector. After the liquidity-based adjustments, discussed above, a rebalancing is conducted if any of the sectors are over- or under-represented. The degree of representation is evaluated by comparing the actual number of constituents in the sector against the appropriate number for that sector.

For over-represented sectors, current constituents in the sector are deleted in the order of liquidity (lowest liquidity first) to correct the overage. For under-represented sectors, non-constituent stocks are added from the High Liquidity Group in the order of liquidity (highest liquidity first) to correct the shortage.

Extraordinary Replacement Rules

Nikkei Underlying Stocks removed from the TSE First Section are deleted from the NKY Index. Reasons for removal from the TSE First Section include: designation to “securities to be delisted” (i.e., “Seiri Meigara”) or delisting due to bankruptcy (including filing under the Corporate Reorganization Act, Civil Rehabilitation Act or liquidation), delisting due to corporate restructuring such as merger, share exchange or share transfer, designation to “securities to be delisted” or actual delisting due to excess debt or transfer to the TSE Second Section. In addition, constituents designated to “securities under supervision” (i.e., “Kanri Meigara”) become deletion

Leveraged Index Return Notes®	TS-18

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

candidates. However, the decision to delete such candidates will be made by examining the sustainability and the probability of delisting for each individual case.

When a Nikkei Underlying Stock is deleted from the NKY Index as outlined in the preceding paragraph, a new Nikkei Underlying Stock will be selected and added, in principle, from the same sector of the High Liquidity Group in order of liquidity. Notwithstanding the foregoing, the following rules may apply depending on the timing and circumstances of the deletion: (i) when such deletion is scheduled close to the periodic review, additional stocks may be selected as part of the periodic review process and (ii) when multiple deletions are scheduled in a season other than the periodic review, additions may be selected using the liquidity and sector balancing rules outlined above.

Procedures to Implement Constituent Changes

As a general rule, for both the periodic review and the extraordinary replacement rules, additions and deletions are made effective on the same day in order to keep the number of Nikkei Underlying Stocks 225. However, under the circumstances outlined below, when an addition cannot be made on the same day as a deletion, the NKY Index may be calculated with fewer than 225 Nikkei Underlying Stocks. In this case, the divisor is adjusted to ensure continuity.

The first instance when the NKY Index may be calculated with fewer than 225 Nikkei Underlying Stocks is when a Nikkei Underlying Stock is delisted by reason of share exchange or transfer and the succeeding company becomes listed a short period of time later. The second instance is when a Nikkei Underlying Stock is deleted due to a sudden announcement of bankruptcy or is designated as a “security to be delisted.” The addition will be made after a short period (approximately 2 days). The exact schedule is announced on a case by case basis.

Calculation of the NKY Index

The NKY Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding weighting factor for such Nikkei Underlying Stock (a “Weight Factor”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor (the “Divisor”). The Divisor is subject to periodic adjustments as set forth below. Each Weight Factor is computed by dividing ¥50 by the par value of the relevant Nikkei Underlying Stock, so that the share price of each Nikkei Underlying Stock when multiplied by its Weight Factor corresponds to a share price based on a uniform par value of ¥50. The stock prices used in the calculation of the NKY Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the NKY Index is calculated every 5 seconds.

In order to maintain continuity in the NKY Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the Divisor used in calculating the NKY Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the NKY Index. Thereafter, the Divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the Divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable Weight Factor and divided by the new Divisor (i.e., the level of the NKY Index immediately after such change) will equal the level of the NKY Index immediately prior to the change.

Leveraged Index Return Notes®	TS-19

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The following graph shows the daily historical performance of the NKY Index in the period from January 1, 2009 through September 26, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the NKY Index was 22,048.24.

Historical Performance of the NKY Index

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This historical data on the NKY Index is not necessarily indicative of the future performance of the NKY Index or what the value of the notes may be. Any historical upward or downward trend in the level of the NKY Index during any period set forth above is not an indication that the level of the NKY Index is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We expect that Wells Fargo & Company, our parent company, and Nikkei Inc. will enter into a non-transferable, non-exclusive license agreement providing for the license to Wells Fargo & Company and certain of its affiliated or subsidiary companies (including us), in exchange for a fee, of the right to use the NKY Index in connection with the issuance of the notes.

The license agreement between Wells Fargo & Company and Nikkei Inc. provides that the following language must be stated in this term sheet:

“The notes are not in any way sponsored, endorsed or promoted by Nikkei Inc. Nikkei Inc. does not make any warranty or representation whatsoever, express or implied, either as to the results to be obtained as to the use of the NKY Index or the figure as which the NKY Index stands at any particular day or otherwise. The NKY Index is compiled and calculated solely by Nikkei Inc. However, Nikkei Inc. shall not be liable to any person for any error in the NKY Index and Nikkei Inc. shall not be under any obligation to advise any person, including a purchase or vendor of the notes, of any error therein.

In addition, Nikkei Inc. gives no assurance regarding any modification or change in any methodology used in calculating the NKY Index and is under no obligation to continue the calculation, publication and dissemination of the NKY Index.”

Leveraged Index Return Notes®	TS-20

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The Swiss Market Index

The Swiss Market Index (the “SMI”) is a free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI was standardized on June 30, 1988 with an initial baseline value of 1,500 points. SIX Swiss Exchange Ltd (“SSE”) is the index sponsor of the SMI.

The SMI does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Composition of the SMI

The SMI is composed of the most highly capitalized and liquid stocks of the Swiss Performance Index® (“SPI”). The SMI represents more than 75% of the free-float market capitalization of the Swiss equity market.

The SMI is composed of the 20 highest ranked securities of the SPI, where the ranking of each security is determined by a combination of the following criteria:

•	average free-float market capitalization over the last 12 months (compared to the capitalization of the entire SPI); and
•	cumulated on order book turnover over the last 12 months (compared to the total turnover of the SPI).

The average market capitalization in percent and the turnover in percent are each given a weighting of 50% and yield the weighted market share. A security is excluded from the SMI if it ranked 23 or lower in the selection list. To reduce fluctuations in the SMI, a buffer is applied for securities ranked 19 to 22. Out of the candidates from ranks 19 to 22, current components are selected with priority over the other candidates. New components out of the buffer are selected until 20 components have been reached. Instruments that are primary listed on more than one stock exchange and generate less than 50% of their total turnover at SIX Swiss Exchange, need to fulfill additional liquidity criteria in order to be selectable for the SMI. For this purpose, all components of the SPI are ranked based on their cumulated order book turnover over the past 12 months relative to the total turnover of the index universe. For this list, only turnovers of stock exchanges are considered where the instrument is primary listed. Such an instrument with several primary listings must rank among the first 18 components on the order book turnover list in order to be selectable for the SMI. Such an instrument is excluded from the SMI once it reaches 23 or lower.

Standards for Admission and Exclusion

To ensure that the composition of the SMI maintains a high level of continuity, the stocks contained within it are subject to a special admission and exclusion procedure. This is based on the criteria of free-float market capitalization and liquidity. The index-basket adjustments which arise from this procedure are, as a rule, made once per year.

The securities included in the SMI are weighted according to their free-float. The free-float is calculated only for shares with voting rights. This means that large positions in a security that reach or exceed the threshold of 5% and are held in firm hands are subtracted from the total market capitalization. The following positions in a security are deemed to be held in firm hands:

•	Shareholding that has been acquired by one person or a group of persons who are subject to a shareholder or lockup agreement.
•	Shareholding that has been acquired by one person or a group of persons who according to publicly known facts, have a long-term interest in a company.

The free-float is calculated on the basis of outstanding shares. Issued and outstanding equity capital is, as a rule, the total amount of equity capital that has been fully subscribed, wholly or partially paid in and documented in the Commercial Registry. Neither conditional nor approved capital is counted as issued and outstanding equity capital. The free-float is calculated on the basis of listed shares only. Where a company has different categories of listed participation rights, these are considered separately for the free-float calculation.

Exceptions

The positions in a security held by institutions of the following kind are deemed free-floating:

•	custodian nominees
•	trustee companies
•	investment funds
•	pension funds
•	investment companies

The SIX Swiss Exchange classifies at its own discretion persons and groups of persons who, because of their area of activity or the absence of important information, cannot be clearly assigned.

Leveraged Index Return Notes®	TS-21

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Ordinary Index Review

Each year on the third Friday of September, the composition of the SMI is updated in the ordinary index review based on the selection list of June. With the cut-off dates on March 31, September 30 and December 31, a provisional selection list is created, which serves as the basis for the adjustment of extraordinary corporate actions. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March, June, September and December.

Extraordinary Corporate Actions

An extraordinary corporate action is an initial public offering (“IPO”), merger and acquisition activity, spin-off, insolvency or any other event that leads to a listing or delisting. An extraordinary corporate action has an ex-date, but its effect can usually not be calculated by a generic predefined formula. In most cases, an extraordinary corporate action leads to a new listing or delisting and subsequently there is a change in the composition of the SMI and in the component weights of the composition of the SMI.

Newly listed instruments that fulfill the selection rules of the SMI, are extraordinarily included in the SMI on their second trading day and the SMI is adjusted with the free-float market capitalization at the close of the first trading day. The extraordinary inclusion of a newly listed instrument in the SMI can lead to an extraordinary replacement of an existing index component. Extraordinary inclusions are implemented after a notification period of 5 trading days. The adjusted cap factors are implemented after a notification period of generally 5 trading days, but no less than one trading day.

If an IPO of a real estate instrument leads to an extraordinary inclusion, it is included in the SMI in three equal stages. This is achieved by the gradual increase of the number of shares or the free-float factor over three trading days starting on the second trading day.

In case of a delisting, the exclusion of an index component is made, if possible, on the next ordinary index review date on the third Friday of March, June, September or December. However, if the delisting would be effective before the ordinary index review, the component is excluded from the SMI on the effective date of the delisting. If a component is excluded from the SMI outside of the ordinary index review, it is replaced by the best-ranked candidate on the selection list that is not yet part composition of the SMI in order to maintain a stable number of components within the SMI. Extraordinary exclusions are implemented after a notification period of 5 trading days. Adjusted cap factors are implemented after a notification period of generally 5 trading days, but no less than one trading day.

Extraordinary inclusions in the SMI take place if the selection rules for the SMI are fulfilled after a three-month period. This occurs on a quarterly basis after the close of trading on the third Friday of March, June, September and December as follows:

Latest Listing Date	Earliest Extraordinary Acceptance Date
5 trading days prior to the end of November	March
5 trading days prior to the end of February	June
5 trading days prior to the end of May	September
5 trading days prior to the end of August	December

In the case of major market changes as a result of a corporate action, an instrument may be admitted to the SMI outside of the accepted admission period as long as it clearly fulfills the index selection rules. For the same reasons, a component can be excluded if the requirements for admission to the SMI are no longer fulfilled.

Calculation of the SMI

The SMI is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the SMI by a divisor:

where t is current day; s is current time on day t; Is is the current index level at time s; Dt is the divisor on day t; M is the number of issues in the SMI; pi,s is the last-paid price of security i; xi,t is the number of shares of security i on day t; fi,t is the free-float for security i on day t; Ki,t is the capping factor for security i on day t and rs is the current CHF exchange rate at time s.

Leveraged Index Return Notes®	TS-22

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The divisor is a technical number used to calculate the SMI. If the market capitalization changes due to a corporate event, the divisor changes while the index value remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect.

In calculating the SMI, the last-paid price is taken into account. If no price has been paid on the day of calculation, the previous day’s price is used. Only the prices achieved via the electronic order book of the SIX Swiss Exchange are used.

The trading hours for Swiss equities, participation certificates and bonus certificates are determined by the SIX Swiss Exchange. Since the opening phase usually causes strong price fluctuations, the SMI is first calculated two minutes after the start of on order book trading. This index level is called the “open.” A closing auction takes place ten minutes before close of trading. At the close of trading, the final closing prices used in calculating the closing level of the SMI are established.

Component Weighting

The SMI is weighted by the free-float market capitalization of its components. The number of shares and the free-float factor are reviewed on a quarterly basis. In the same context, each component of the SMI with a free-float market capitalization larger than 18% of the total market capitalization of the index is capped to that weight of 18%.

Additionally, the components of the index are capped to 18% between two ordinary index reviews as soon as two components exceed a weight of 20% each. If such an intra quarter breach is observed after the close of markets, the new cap factors are calculated so that any component has a maximum weight of 18%. This cap factor is set to be effective after the close of the following trading day.

If an issuer has issued more than one equity instrument (e.g., registered shares, bearer shares, participation certificates, bonus certificates), it is possible that one issuer is represented in the SMI with more than one instrument. In this case, the free-float market capitalization of those instruments is cumulated for the calculation of the cap factors. If the cumulated index weight exceeds the 18% threshold, the weight is capped accordingly. The cumulated, capped index weight is distributed proportionally based on the free-float market capitalization of those instruments.

Leveraged Index Return Notes®	TS-23

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The following graph shows the daily historical performance of the SMI Index in the period from January 1, 2009 through September 26, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the SMI Index was 10,010.71.

Historical Performance of the SMI Index

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This historical data on the SMI Index is not necessarily indicative of the future performance of the SMI Index or what the value of the notes may be. Any historical upward or downward trend in the level of the SMI Index during any period set forth above is not an indication that the level of the SMI Index is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

“SIX Swiss Exchange AG (“SIX Swiss Exchange”) and its licensors (“Licensors”) have no relationship to us, other than the licensing of the Swiss Market Index (SMI®) and the related trademarks to Wells Fargo & Company, our parent company, for use in connection with the notes.

SIX Swiss Exchange and its Licensors do not: sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of notes; have any responsibility or liability for the administration, management or marketing of the notes; consider the needs of the notes or the owners of the notes in determining, composing or calculating the Swiss Market Index (SMI®) or have any obligation to do so.SIX Swiss Exchange and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

SIX Swiss Exchange does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically, SIX Swiss Exchange and its Licensors do not give any warranty, express or implied, and exclude any liability for: the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Swiss Market Index (SMI®) and the data included in the Swiss Market Index (SMI®); the accuracy, timeliness, and completeness of the Swiss Market Index (SMI®) and its data; the merchantability and the fitness for a particular purpose or use of the Swiss Market Index (SMI®) and its data; the performance of the notes generally.

SIX Swiss Exchange and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data. Under no circumstances will SIX Swiss Exchange or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data or generally in relation to the notes, even in circumstances where SIX Swiss Exchange or its Licensors are aware that such loss or damage may occur. The licensing Agreement between Wells Fargo & Company and SIX Swiss Exchange is solely for their benefit and not for the benefit of the owners of the Swiss Market Index (SMI®) or any other third parties.”

Leveraged Index Return Notes®	TS-24

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The S&P/ASX 200 Index

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization, and is widely considered Australia’s benchmark index. The index is float-adjusted, covering approximately 80% of Australian equity market capitalization. S&P Dow Jones Indices LLC (“S&P Dow Jones”) is the index sponsor of the S&P/ASX 200 Index.

The S&P/ASX 200 Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Composition of the S&P/ASX 200 Index

The S&P/ASX 200 Index is designed to be the primary gauge for the Australian equity market, and it is recognized as an investable benchmark in Australia. The S&P/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization.

The S&P/ASX 200 Index weights companies according to the Global Industry Classification Standard (“GICS®”), which creates uniform ground rules for replicable, custom-tailored, industry-focused portfolios. It also enables meaningful comparisons of sectors and industries across regions.

Eligibility Criteria

The index companies are drawn from the universe of ordinary and preferred equity stocks listed on ASX. The criteria for index additions include, but are not limited to:

•	Listing. Only securities listed on the ASX are considered for inclusion in the S&P/ASX 200 Index;
•	Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the S&P/ASX 200 Index. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies (LICs) that invest in a portfolio of securities are not eligible. Companies that are currently under consideration for merger or acquisition are not eligible.
•	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The stock price history (last six months), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX listed securities; and
•	Liquidity. Only securities that are regularly traded are eligible for inclusion in the S&P/ASX 200 Index. A stock’s liquidity is measured relative to its peers. Relative Liquidity is calculated as follows:

Where:

•	Stock Median Liquidity is the median daily value traded for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and
•	Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 companies in the All Ordinaries index, an index that includes nearly all ordinary shares listed on the ASX.

Stocks must have a minimum Relative Liquidity of 50% to be included in the S&P/ASX 200 Index.

Rebalancing. Rebalancing of the S&P/ASX 200 Index occurs on a regular basis. Both market capitalization and liquidity are assessed using the previous six months’ worth of ASX trading data to determine index eligibility. Shares and IWFs updates are also applied regularly. The reference date used for the six months’ worth of trading data is the last Friday of the month prior to the rebalancing, except for the September rebalancing where the reference date for data used is the second to last Friday of August.

Frequency. The S&P/ASX 200 Index constituents are rebalanced quarterly to ensure adequate market capitalization and liquidity. Quarterly rebalancing changes take effect after the market close on the third Friday of March, June, September and December.

Buffers. In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to

Leveraged Index Return Notes®	TS-25

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

the S&P/ASX 200 Index. The following buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

Addition	Rank Buffer for Deletion
179th or higher	221st or lower

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the S&P/ASX 200 Index. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Intra-Quarter Additions/Deletions. Between rebalancing dates, an addition to the S&P/ASX 200 Index is generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. An initial public offering is added to the S&P/ASX 200 Index only when an appropriate vacancy occurs and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify inclusion. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the S&P/ASX 200 Index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers & acquisitions activity are removed from the S&P/ASX 200 Index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Share Updates. The share count for all index constituents are reviewed quarterly and are rounded to the nearest thousand (‘000) for all Australian stocks. Updates will be made to the number of shares outstanding if the difference between the current number of shares used and the latest figure quoted by the ASX differs by 5% or more, as at the quarterly rebalance reference date. Intra-quarter share changes are implemented at the effective date or as soon as reliable information is available; however, they will only take place in the following circumstances:

•	Changes in a company’s shares outstanding of 5% or more due to market-wide shares issuance or major off-market buy-backs;
•	Rights issues, bonus issues and other major corporate actions; and
•	Share issues resulting from index companies merging.

Share changes due to mergers or acquisitions are implemented when the transaction occurs, even if both of the companies are not in the same index and regardless of the size of the change.

Notification of intra quarter changes to the number of issued shares generally takes place three business days prior to the implementation date.

Calculation of the S&P/ASX 200 Index

The S&P/ASX 200 Index is calculated using a base-weighted aggregate methodology so that the level of the S&P/ASX 200 Index reflects the total market value of all the component stocks relative to a particular base period. The total market value of a company is determined by multiplying the price of its stock by the number of shares available after float (IWF) adjustment. An indexed number is used to represent the result of this calculation in order to make the value easier to work with and track over time.

Investable Weight Factor (IWF).A stock’s weight in the S&P/ASX 200 Index is determined by the float-adjusted market capitalization of the stock. The number of shares outstanding is reduced to exclude closely held shares from the index calculation because such shares are not available to investors. The S&P/ASX 200 Index calculates an IWF, which is the percentage of total shares outstanding that are included in the index calculation. All constituents in the S&P/ASX 200 Index are assigned an IWF. A company must have a minimum IWF of 0.3 to be eligible for index inclusion, however an IWF at or above that level is not necessary for ongoing index membership. IWFs are reviewed annually as part of the September quarterly review. However, any event that alters the float of a security in excess of 5% will be implemented as soon as practicable by an adjustment to the IWF.

On any given day, the S&P/ASX 200 Index value is the quotient of the total available market capitalization of its constituents and its divisor. The key to index maintenance is the adjustment of the divisor. The purpose of the index divisor is to maintain the continuity of an index level following the implementation of corporate actions, index rebalancing events, or other non-market driven actions. Index maintenance – reflecting changes in shares outstanding, corporate actions, addition or deletion of stocks to the index – should not change the level of the index. Any change to the stocks in the index that alters the total market value of the index while holding stock prices constant will require a divisor adjustment.

Index Governance

The S&P/ASX 200 Index is maintained by the S&P/ASX Index Committee. S&P Dow Jones chairs the Index Committee, which is comprised of five voting members representing both S&P Dow Jones and the ASX.

Leveraged Index Return Notes®	TS-26

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The S&P/ASX Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. At each meeting, the Index Committee may review pending corporate actions that may affect index constituents, statistics comparing the composition of the index to the market, companies that are being considered as candidates for addition to the index, and any significant market events. In addition, the Index Committee may revise index policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The index committee of the S&P/ASX 200 Index reserves the right to make exceptions when applying the methodology if the need arises. At least once within any twelve-month period, they review the methodology to ensure that the S&P/ASX 200 Index continues to achieve the stated objectives, and that the data and methodology remain effective.

Leveraged Index Return Notes®	TS-27

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The following graph shows the daily historical performance of the S&P/ASX 200 Index in the period from January 1, 2009 through September 26, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the S&P/ASX 200 Index was 6,677.581.

Historical Performance of the S&P/ASX 200 Index

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This historical data on the S&P/ASX 200 Index is not necessarily indicative of the future performance of the S&P/ASX 200 Index or what the value of the notes may be. Any historical upward or downward trend in the level of the S&P/ASX 200 Index during any period set forth above is not an indication that the level of the S&P/ASX 200 Index is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

Wells Fargo & Company, our parent company, and S&P Dow Jones have entered into a non-transferable, non-exclusive license agreement providing for the license to Wells Fargo & Company and certain of its affiliated or subsidiary companies (including us), in exchange for a fee, of the right to use the S&P/ASX 200 Index in connection with the issuance of the notes.

The license agreement between Wells Fargo & Company and S&P Dow Jones provides that the following language must be stated in this term sheet:

“The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones or its third party licensors. Neither S&P Dow Jones nor its third party licensors makes any representation or warranty, express or implied, to the owners of the notes or any member of the public regarding the advisability of investing in notes generally or in the notes particularly or the ability of the S&P/ASX 200 Index to track general stock market performance. S&P Dow Jones’ and its third party licensor’s only relationship to Wells Fargo & Company is the licensing of certain trademarks and trade names of S&P Dow Jones and the third party licensors and of the S&P/ASX 200 Index which is determined, composed and calculated by S&P Dow Jones or its third party licensors without regard to Wells Fargo & Company or the notes. S&P Dow Jones and its third party licensors have no obligation to take the needs of Wells Fargo & Company or the owners of the notes into consideration in determining, composing or calculating the S&P/ASX 200 Index. Neither S&P Dow Jones nor its third party licensors is responsible for and has not participated in the determination of the prices and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes is to be converted into cash. S&P Dow Jones has no obligation or liability in connection with the administration, marketing or trading of the notes.

NEITHER S&P DOW JONES, ITS AFFILIATES NOR THEIR THIRD PARTY LICENSORS GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS OR COMPLETENESS OF THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN OR ANY COMMUNICATIONS, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATIONS (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES, ITS AFFILIATES AND THEIR THIRD PARTY LICENSORS SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS OR DELAYS THEREIN. S&P DOW JONES MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE WITH RESPECT TO THE MARKS, THE S&P/ASX 200 INDEX OR ANY DATA INCLUDED THEREIN. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES, ITS AFFILIATES OR THEIR THIRD PARTY LICENSORS BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY OR OTHERWISE.”

Leveraged Index Return Notes®	TS-28

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The Hang Seng® Index

The Hang Seng® Index (the “HSI Index”) is a free float adjusted market capitalization weighted index of selection of companies from The Stock Exchange of Hong Kong Ltd. (the “HKSE”). The components of the index are divided into four sub-indices: commerce and industry, finance, utilities, and properties. The index was developed with a base level of 100 as of July 31, 1964 and is designed to be an indicator of the performance of the Hong Kong stock market. Hang Seng Indexes Company Limited (formerly HSI Services Limited) is the index sponsor of the HSI Index.

The HSI Index does not reflect the payment of dividends on the stocks underlying it and therefore the payment on the notes will not produce the same return you would receive if you were able to purchase such underlying stocks and hold them until maturity.

Standards for Listing and Maintenance

Only companies with a primary listing on the main board of the HKSE are eligible as constituents of the HSI Index. Mainland China enterprises that have an H-share listing in Hong Kong are eligible for inclusion in the HSI Index only if the company has no unlisted share capital.

To be eligible for selection, a company:

•	must be among those companies that constitute the top 90% of the total market capitalization of all eligible shares listed on the HKSE (market capitalization is expressed as an average of the past 12 months);
•	must be among those companies that constitute the top 90% of the total turnover of all eligible shares listed on the HKSE (turnover is aggregated and individually assessed for eight quarterly sub-periods over the past 24 months);
•	must not be the subject of a high shareholder concentration notice from the Hong Kong Securities and Futures Commission; and
•	should normally have a listing history of at least 24 months on the HKSE or meet the requirements of the following guidelines: for newly listed large-cap stocks, the minimum listing time required for inclusion in the stock universe for the HSI Index review is as follows:
Average Market Capitalization Ranking at Time of Review	Minimum Listing History
Top 5	3 Months
6-15	6 Months
16-20	12 Months
21-25	18 Months
Below 25	24 Months

Companies meeting all eligibility requirements will be considered for inclusion and their candidacy will be assessed on the following criteria:

•	the market value and turnover ranking of the company;
•	the representation of the sub-sectors within the HSI Index directly reflecting that of the market; and
•	the financial performance of the company.

The number of constituents is fixed at 50.

Should a company that is scheduled to be added as a constituent but the Securities and Futures Commission subsequently issued a high shareholding concentration notice on the company before the scheduled addition date, it generally will not be added to the HSI Index. The companies that are included in the Securities and Futures Commission “High Shareholding Concentration Announcements” can be reconsidered for regaining their eligibility for constituency in the HSI Index if the company issues a voluntary announcement entitled “Resolving of High Shareholding Concentration” to state that the high shareholding concentration issue has been resolved, with proper disclosure on the actions taken and the updated shareholding status. The company will be eligible for reconsideration to regain their constituency in the next index review following an observation period of 12 months after the voluntary disclosure.

Whether to remove a suspended constituent from the HSI Index and replace it with an appropriate candidate will be determined in the regular index review. Should a suspended constituent be removed from the HSI Index, its last traded price may be adjusted down to the system lowest price, i.e. $0.0001 in the security’s price currency, or an official residual price (if available) for index calculation on the trading day preceding the effective date of the constituent changes.

Leveraged Index Return Notes®	TS-29

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Calculation of the HSI Index

The HSI Index is calculated using a free float adjusted market capitalization weighted methodology with a 10% cap on individual stock weightings.

The formula for the index calculation is shown below:

current index	=	current aggregate free float adjusted market capitalization of constituents	×	yesterday’s closing index
yesterday’s aggregate free float adjusted market capitalization of constituents where:

Pt

: current price at day t;

Pt-1

: closing price at day t-1;

IS	: number of issued shares (in the case of H-share constituents, only the H-share portion is taken into calculation);

FAF

: free float adjusted factor, which is between 0 and 1; and

CF

: capping factor, which is between 0 and 1.

Free float Adjustments. Shares held by any entities (excluding custodians, trustees, mutual funds and investment companies) that control more than 5% of the shareholdings would be considered as non-free float and are excluded from the index calculation. These include strategic holdings (holdings by governments and affiliated entities or any other entities that hold substantial shares in the company would be considered as non-free float unless otherwise proved), directors’ and management holdings (holdings by directors, members of the board committee, principal officers or founding members), corporate cross holdings (holdings by publicly traded companies or private firms or institutions) and lock-up shares (shareholdings with a publicly disclosed lock-up arrangement). Lock-up shares with trading restrictions are classified as non-free float, regardless of the shareholding percentage.

The free float adjusted factor represents the proportion of shares that is free floated as a percentage of the issued shares. The free float adjusted factor is rounded up to the nearest 1% if it is less than 10%; otherwise, it is rounded to the nearest 5%. For companies with more than one class of shares, the free float adjusted factor is calculated separately for each class of shares.

Cap Factor. A cap factor (“CF”) is calculated quarterly, such that no individual constituent in an index will have a weighting exceeding a cap level of 10% on the index capping date.

Index Rebalancing. The update of the issued shares, adjustment of the free float adjusted factor and calculation of the cap factor are undertaken quarterly. In addition, the issued shares will be updated simultaneously with the index adjustment for corporate actions, such as bonus issues, rights issues, stock splits and stock consolidations. Ad hoc rebalancing will be conducted if a constituent’s issued shares and/or free float adjusted factor is substantially different from the production data.

Leveraged Index Return Notes®	TS-30

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

The following graph shows the daily historical performance of the HSI Index in the period from January 1, 2009 through September 26, 2019. We obtained this historical data from Bloomberg L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg L.P. On the pricing date, the closing level of the HSI Index was 26,041.93.

Historical Performance of the HSI Index

34,500
33,000
31,500
30,000
28,500
27,000
25,500
24,000
22,500
21,000
19,500
18,000
16,500
15,000
13,500
12,000
10,500
9,000
7,500
6,000
4,500
3,000
1,500
0
Jan-09
Jul-09
Jan-10
Jul-10
Jan-11
Jul-11
Jan-12
Jul-12
Jan-13
Jul-13
Jan-14
Jul-14
Jan-15
Jul-15
Jan-16
Jul-16
Jan-17
Jul-17
Jan-18
Jul-18
Jan-19
Jul-19

This historical data on the HSI Index is not necessarily indicative of the future performance of the HSI Index or what the value of the notes may be. Any historical upward or downward trend in the level of the HSI Index during any period set forth above is not an indication that the level of the HSI Index is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

Wells Fargo & Company, our parent company, and Hang Seng® Indexes Company Limited have entered into an agreement providing Wells Fargo & Company and certain of its affiliated or subsidiary companies (including us) a non-exclusive license and, for a fee, with the right to use the HSI Index, which is owned and published by Hang Seng® Indexes Company, in connection with certain securities, including the notes.

The license agreement provides that the following information must be set forth in this term sheet:

The HSI Index is published and compiled by Hang Seng® Indexes Company Limited pursuant to a license from Hang Seng Data Services Limited. The mark and name of the HSI Index are proprietary to Hang Seng Data Services Limited. Hang Seng® Indexes Company Limited and Hang Seng Data Services Limited have agreed to the use of, and reference to, the HSI Index by us in connection with the notes, BUT NEITHER HANG SENG® INDEXES COMPANY LIMITED NOR HANG SENG DATA SERVICES LIMITED WARRANTS OR REPRESENTS OR GUARANTEES TO ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON (i) THE ACCURACY OR COMPLETENESS OF THE HSI INDEX AND ITS COMPUTATION OR ANY INFORMATION RELATED THERETO; OR (ii) THE FITNESS OR SUITABILITY FOR ANY PURPOSE OF THE HSI INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT; OR (iii) THE RESULTS WHICH MAY BE OBTAINED BY ANY PERSON FROM THE USE OF THE HSI INDEX OR ANY COMPONENT OR DATA COMPRISED IN IT FOR ANY PURPOSE, AND NO WARRANTY OR REPRESENTATION OR GUARANTEE OF ANY KIND WHATSOEVER RELATING TO THE HSI INDEX IS GIVEN OR MAY BE IMPLIED. The process and basis of computation and compilation of the HSI Index and any of the related formula or formulae, constituent stocks and factors may at any time be changed or altered by Hang Seng® Indexes Company Limited without notice. TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO RESPONSIBILITY OR LIABILITY IS ACCEPTED BY HANG SENG® INDEXES COMPANY LIMITED OR HANG SENG DATA SERVICES LIMITED (i) IN RESPECT OF THE USE OF AND/OR REFERENCE TO THE HANG SANG INDEX BY US IN CONNECTION WITH THE NOTES; OR (ii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES OR ERRORS OF HANG SENG® INDEXES COMPANY LIMITED IN THE COMPUTATION OF THE HSI INDEX; OR (iii) FOR ANY INACCURACIES, OMISSIONS, MISTAKES, ERRORS OR INCOMPLETENESS OF ANY INFORMATION USED IN CONNECTION WITH THE COMPUTATION OF THE HSI INDEX WHICH IS SUPPLIED BY ANY OTHER PERSON; OR (iv) FOR ANY ECONOMIC OR OTHER LOSS WHICH MAY BE DIRECTLY OR INDIRECTLY SUSTAINED BY ANY BROKER OR HOLDER OF THE NOTES OR ANY OTHER PERSON DEALING WITH THE NOTES AS A RESULT OF ANY OF THE AFORESAID, AND NO CLAIMS, ACTIONS OR LEGAL PROCEEDINGS MAY BE BROUGHT AGAINST HANG SENG® INDEXES COMPANY LIMITED AND/OR HANG SENG DATA SERVICES LIMITED in connection with the notes in any manner whatsoever by any broker, holder or other person dealing with the notes. Any broker, holder or other person dealing with the notes does so therefore in full knowledge of this disclaimer and can place no reliance whatsoever on Hang Seng® Indexes Company Limited and Hang Seng Data Services Limited. For the avoidance of doubt, this disclaimer does not create any contractual or quasi-contractual relationship between any broker, holder or other person and Hang Seng® Indexes Company Limited and/or Hang Seng Data Services Limited and must not be construed to have created such relationship.

Leveraged Index Return Notes®	TS-31

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us of the information in the following paragraph. MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will deliver the notes against payment therefor in New York, New York on a date that is greater than two business days following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than two business days prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us that MLPF&S, BofAS or their affiliates may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models and at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has informed us that at MLPF&S’s and BofAS’s discretion, assuming no changes in market conditions from the pricing date, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes for a short initial period after the issuance of the notes. Any price offered by MLPF&S or BofAS for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, the Guarantor, MLPF&S, BofAS, or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, the Guarantor, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do; and that estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions, and other considerations, as mentioned above, and will include transaction costs. Any such price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding Wells Fargo Finance LLC or Wells Fargo & Company or for any purpose other than that described in the immediately preceding sentence.

Leveraged Index Return Notes®	TS-32

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. The related guarantees are Wells Fargo & Company’s obligations. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our and the Guarantor’s actual or perceived creditworthiness at the time of pricing. Because of the higher issuance, operational and ongoing management costs of market-linked notes as compared to conventional debt of Wells Fargo & Company of the same maturity, as well as our and our affiliates’ liquidity needs and preferences, the assumed rate we use in pricing market-linked notes is generally lower than our internal funding rate. This relatively lower assumed rate, which is reflected in the economic terms of the notes, along with other costs relating to selling, structuring, hedging and issuing the notes, resulted in the initial estimated value of the notes on the pricing date being less than the public offering price. If the costs relating to selling, structuring, hedging and issuing the notes were lower, or if the funding rate we use to determine the economic terms of the notes were higher, the economic terms of the notes would be more favorable to you and the estimated value would be higher.

The Redemption Amount payable at maturity will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include us, BofAS, MLPF&S and one of our respective affiliates, and take into account a number of factors, including our and the Guarantor’s creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.075 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by our affiliates, MLPF&S, BofAS or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that our affiliates, the agent and its affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—General Risks Relating to LIRNs” beginning on page PS-7 and “Use of Proceeds and Hedging” on page PS-18 of product supplement EQUITY INDICES LIRN-1.

Leveraged Index Return Notes®	TS-33

Leveraged Index Return Notes® Linked to an International Equity Index Basket, due September 24, 2021

United States Federal Income Tax Considerations

You should read carefully the discussion under “United States Federal Tax Considerations” and “Risk Factors—General Risks Relating to LIRNs—The U.S. federal tax consequences of an investment in the LIRNs are unclear” in the accompanying product supplement and “Risk Factors” in this term sheet.

In the opinion of our counsel, Davis Polk & Wardwell LLP, which is based on current market conditions, a note should be treated as a prepaid derivative contract that is an “open transaction” for U.S. federal income tax purposes. By purchasing a note, you agree (in the absence of an administrative determination or judicial ruling to the contrary) to this treatment. There is uncertainty regarding this treatment, and the Internal Revenue Service (the “IRS”) or a court might not agree with it.

Assuming this treatment of the notes is respected and subject to the discussion in “United States Federal Tax Considerations” in the accompanying product supplement, the following U.S. federal income tax consequences should result under current law:

•	You should not recognize taxable income over the term of the notes prior to maturity, other than pursuant to a sale or exchange.
•	Upon a sale or exchange of a note (including retirement at maturity), you should recognize capital gain or loss equal to the difference between the amount realized and your tax basis in the note. Such gain or loss should be long-term capital gain or loss if you held the note for more than one year.

The U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect. You should consult your tax adviser regarding possible alternative tax treatments of the notes and potential changes in applicable law.

Non-U.S. Holders. If you are a non-U.S. holder (as defined in the accompanying product supplement) of the notes, you generally should not be subject to U.S. federal withholding or income tax in respect of any amount paid to you with respect to the notes, provided that you comply with the applicable certification requirements.

Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to non-U.S. holders with respect to certain financial instruments linked to U.S. equities (“underlying securities”) or indices that include underlying securities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. However, the regulations, as modified by an IRS notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any underlying security and, therefore, should not be subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances, including your other transactions. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

In the event withholding applies, we will not be required to pay any additional amounts with respect to amounts withheld.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying product supplement. The preceding discussion, when read in combination with that section, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should consult your tax adviser regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Leveraged Index Return Notes®	TS-34